THE TAIWAN FUND, INC. REVIEW
June 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
In June, the Taiwan Stock Exchange Index (“TAIEX”) decreased by 7.42% in U.S. Dollar terms. Proprietary traders and local institutions sold a net NT$7.14 billion and NT$8.07 billion, respectively, while foreign investors bought a net of NT$21.90 billion. The auto and textile sectors outperformed the TAIEX with an increase of 4.68% and 0.19%, respectively, month-over-month (“MoM”) in NT dollar terms. On the other hand, the construction and transportation sectors underperformed the TAIEX with a decrease of 11.67% and 10.06%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) decreased 0.08% year-over-year (“YoY”) in May. The seasonally adjusted unemployment rate increased to 5.84% in May, 0.07% higher than the previous month. According to Customs’ records, Taiwan’s exports decreased by 31.4% YoY in May. Further, exports increased by 8.9% MoM to US$16.17 billion, the highest for the past 6 months. Export orders were down by 20.14% YoY in May.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 2.85% in June. An underweight position in the construction sector and overweight position in the operator sector contributed positively to the Fund’s performance. However, an overweight position in the handset sector as well as an underweight position in the textiles & paper sector had a negative impact on the Fund’s performance. The Fund’s cash position in June (approximately 13.9% of assets) positively contributed to the Fund’s performance.
Investment Strategy:
The TAIEX had a technical correction in June with a decline of 6.7% in NT$ terms after a strong trough-to peak bounce of 57% since early March. Retail investors continued to account for 80% of market volume, encouraged by incrementally positive news regarding cross-Strait politics. We see the correction a healthy one as the over-heated technical indicators are on track to converge with long-term averages. We expect the TAIEX to take a near term pause given less attractive risk-reward expectations. Nevertheless, the recent increase in investor confidence should cause a gradual rise in loan growth, domestic consumption and job creation. Other long term market catalysts include the planned listing of a Taiwan 50 ETF in Honk Kong as well as continued news of more economic ties being established with China, which could last until Taiwan’s mayoral elections on December 5. The Fund currently holds a 15% cash position which we intend to gradually reduce as we believe China’s strong political good will toward Taiwan is likely to shelter Taiwan from the global economic recession. Moreover, we believe Taiwan’s economic reforms such as cross-strait liberalization as well as unprecedented liquidity globally and domestically, will enhance long term growth prospects. In terms of sector allocation, the Fund holds a slightly overweight position in defensive technology (i.e. operators) and underweight positions in cyclicals and financials.
Total Portfolio Sector Allocation

	% of	% of
As of 6/30/09	MV + Cash	TAIEX
Computer Service and Software	0.0	0.2
Electronic Components	2.2	3.4
Electronics Distribution	3.1	1.0
IC Design	8.4	4.4
PC & Peripherals	4.1	7.2
Optoelectronics	4.5	6.8
Other Electronics	5.3	6.9
Semiconductor Manufacturing	8.0	13.4
Telecommunications	11.6	9.2
Construction/Cement/Glass	2.6	3.8
Food	3.8	1.4
Chemicals/Biotech	0.4	1.8
Textiles/Paper	1.9	2.3
Electric Machinery/Appliances	0.0	1.3
Iron & Steel	4.3	3.3
Automobiles/Rubber	6.9	2.0
Transportation/Tourism	0.9	2.9
Wholesale & Retail	3.7	1.1
Miscellaneous (Footwear/Others)	0.0	1.8
Plastics/Petroleum Services	5.8	11.0
Financial Services	8.6	14.8

Total	86.1	100.0
Cash (% in liquid investments)	—	—
Cash (% in bank)	13.9	—

Technology	47.2	52.5
Non-Technology	30.3	32.7
Financial	8.6	14.8
Total Net Assets: US$236.86 Million
Top 10 Holdings of Total Fund Portfolio

As of 6/30/09	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	6.99

MediaTek, Inc.	6.01

Hon Hai Precision Industry Co., Ltd.	5.32

Chunghwa Telecom Co., Ltd.	4.43

Synnex Technology International Corp.	3.08

China Steel Corp.	3.06

Cheng Shin Rubber Industry Co., Ltd.	2.78

Formosa Petrochemical Corp.	2.75

President Chain Store Corp.	2.69

Cathay Financial Holding Co., Ltd.	2.48

Total	39.59
NAV: US$12.75     Price: US$11.97     Discount: 6.12%
No. of Shares: 18.57 Million

1/2

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	-4.57%	-7.42%	-7.32%	-7.68%
Fiscal Year to Date (c)	-17.36%	-12.21%	-11.53%	-16.88%
One Year	-23.36%	-20.91%	-16.93%	-26.12%
Three Years	-3.00%	-1.82%	2.29%	-6.10%
Five years	3.81%	2.45%	6.52%	-0.64%
Ten Years	-3.18%	-2.87%	N/A	-4.64%
Since Inception	8.19%	8.82%	N/A	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 05/31/09	As of 06/30/09
TAIEX	6890.44	6432.16
% change in NTD terms	14.98	-6.65
% change in USD terms	16.87	-7.42
NTD Daily avg. trading volume (In Billions)	224.93	90.66
USD Daily avg. trading volume (In Billions)	6.91	2.76
NTD Market Capitalization (In Billions)	17512.84	16363.50
USD Market Capitalization (In Billions)	538.19	498.74
FX Rate: (NT$/US$)	32.5405	32.8100

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

2/2